Exhibit 2.1
CERTIFICATE OF MERGER
OF
AHL ACQUISITION CORP.
INTO
ALLIED HEALTHCARE INTERNATIONAL INC.
Under Section 904 of the Business Corporation Law
It is hereby certified upon behalf of each of the constituent corporations herein named, each of which is organized and existing under and by virtue of the Business Corporation Law of the State of New York, as follows:
FIRST: The name of the constituent corporation which is to be the surviving corporation in the merger is Allied Healthcare International Inc. and the name under which it was formed is United States Home Health Care Corp. The date upon which its certificate of incorporation was filed by the Department of State is November 30, 1981.
SECOND: The name of the other constituent corporation, which is being merged into Allied Healthcare International Inc., is AHL Acquisition Corp. The date upon which its certificate of incorporation was filed by the Department of State is July 28, 2011.
THIRD: As to each constituent corporation, the designation and number of outstanding shares of each class and series and the voting rights thereof are as follows:

Designation and
number of shares in
	each class or series that	Class or series of	Shares entitled to vote
Name of Corporation	are outstanding	shares entitled to vote	as a class or series
Allied Healthcare International Inc.	43,571,251 shares of common stock, par value $0.01 per share, are outstanding	Yes	No

AHL Acquisition Corp.	100 shares of common stock, par value $0.01 per share, are outstanding	Yes	No
FOURTH: The merger was authorized by Allied Healthcare International Inc., in accordance with Sections 902 and 903 of the Business Corporation Law of the State of New York, by the unanimous written consent of the board of directors of Allied Healthcare International Inc. and by the affirmative vote of the holders of at least two-thirds of all outstanding shares of common stock of Allied Healthcare International Inc. at a meeting of the shareholders.

FIFTH: The merger was authorized by AHL Acquisition Corp., in accordance with Sections 902 and 903 of the Business Corporation Law of the State of New York, by the unanimous written consent of the board directors of AHL Acquisition Corp. and by the written consent of the sole shareholder of AHL Acquisition Corp. in lieu of a meeting of shareholders pursuant to Section 615 of the Business Corporation Law of the State of New York.
SIXTH: The certificate of incorporation of Allied Healthcare International Inc., as the surviving corporation in the Merger, is amended as follows:
(a) Article SECOND of the certificate of incorporation of the surviving corporation, setting forth the purpose for which it is formed, is amended to read in it entirety as follows:
“SECOND: The corporation is formed to engage in any lawful act or activity for which a corporation may be organized under the Business Corporation Law of the State of New York, provided that it is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.”
(b) Article THIRD of the certificate of incorporation of the surviving corporation, setting forth the county in the State of New York in which the office of the surviving corporation is to be located, is amended to read in its entirety as follows:
“THIRD: The county, within this state, in which the office of the corporation is to be located is New York.”
(c) Article FOURTH of the certificate of incorporation of the surviving corporation, relating to the aggregate number of shares that it is authorized to issue, is amended to read in its entirety as follows:
“FOURTH: The total number of shares which the corporation shall have authority to issue and a statement of the par value of each share are one hundred shares with a par value of $0.01 each.”
(d) Article FIFTH of the certificate of incorporation of the surviving corporation, designating the Secretary of State as the agent of the surviving corporation upon whom process against it may be served and the post office address to which the Secretary of State shall mail a copy of any process served against the surviving corporation on the Secretary of State, is amended to read in its entirety as follows:
“FIFTH: The Secretary of State is designated as agent of the corporation upon whom process against the corporation may be served. The address to which the Secretary of State shall mail a copy of any process accepted on behalf of the corporation is David Lakhdhir, Paul Weiss LLP, 1285 Avenue of the Americas, New York, New York 10019.”

(e) Article SIXTH of the certificate of incorporation of the surviving corporation, providing that the surviving corporation shall have perpetual existence, is deleted.
(f) Article SEVENTH of the certificate of incorporation of the surviving corporation, relating to the number of directors of the surviving corporation and providing that election of directors need not be by written ballot unless the by-laws so provide, is deleted.
(g) Article EIGHT of the certificate of incorporation surviving corporation, setting forth limitations on liability of the directors of the surviving corporation and providing for indemnification of certain persons, is renumbered as Article SIXTH and a new section (3), limiting the circumstances under which the corporation can amend Article SIXTH and providing that the successors and assigns of the corporation in the event of a merger or consolidation of the corporation or the sale of all or substantially all of its assets and the transferee of the corporation’s assets in the event of the dissolution or liquidation of the corporation shall assume the obligations set forth in Article SIXTH, is added. Such renumbered Article SIXTH is amended to read in its entirety as follows:
“SIXTH: (1) LIMITATION ON LIABILITY. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability determined by final judgment (i) resulting from acts committed in bad faith or involving intentional misconduct or a knowing violation of law, (ii) whereby the director personally gained in fact a financial profit or other advantage to which he was not legally entitled, or (iii) whereby the director’s acts violated Section 719 of the Business Corporation Law of the State of New York. If the Business Corporation Law of the State of New York is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Business Corporation Law of the State of New York, as so amended. Any repeal or modification of this section 1 by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

(2) INDEMNIFICATION AND INSURANCE.
(a) Each person who was or is made a party or is threatened to be made a party to or is or was involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Business Corporation Law of the State of New York as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in subsection 2(b) of this Article SIXTH with respect to proceedings seeking to enforce rights to indemnification, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the corporation. The right to indemnification conferred in this section 2 shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the Business Corporation Law of the State of New York requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the corporation of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this section 2 or otherwise. The corporation may, by action of its board of directors, provide indemnification to employees and agents of the corporation with the same scope and effect as the foregoing indemnification of directors and officers.

(b) If a claim under subsection 2(a) is not paid in full by the corporation within thirty days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expenses of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the corporation) that the claimant has not met the applicable standard of conduct set forth in Business Corporation Law of the State of New York for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its board of directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Business Corporation Law of the State of New York, nor an actual determination by the corporation (including its board of directors, independent legal counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.
(c) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this section 2 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Restated Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.
(d) The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Business Corporation Law of the State of New York.”
(3) GENERAL
(a) The provisions of this Article SIXTH shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights hereunder of those individuals identified as “Indemnitees” in section 5.5 of the Agreement and Plan of Merger, dated as of July 28, 2011, by and among Saga Group Limited, AHL Acquisition Corp. and the corporation (the “Merger Agreement”), except as permitted by section 5.5 of the Merger Agreement.

(b) If the corporation or any of its successors or assigns (i) consolidates with or merges into any other corporation or other entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any individual or entity or (iii) dissolves or liquidates, then, and in each case, to the extent necessary, proper provision shall be made so that the successors and assigns of the corporation or the transferee of its assets upon dissolution or liquidation shall assume the obligations set forth in this Article SIXTH. In addition, the corporation shall not distribute, sell, transfer or otherwise dispose of any assets in a manner that would reasonably be expected to render the corporation or its successor unable to satisfy its obligations under this Article SIXTH.”
(h) Article NINTH of the certificate of incorporation of the surviving corporation, providing that the directors of the surviving corporation may take into account the interests of creditors, customers, employees and other constituencies in determining whether to take or to refrain from taking any action, is deleted.
(i) Article TENTH of the certificate of incorporation of the surviving corporation, providing that the surviving corporation may amend, alter, change or repeal any provision contained in the certificate of incorporation, is deleted.
[The remainder of this page has intentionally been left blank.]

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Merger on October 20, 2011.

AHL ACQUISITION CORP.
By:	/s/ John Davies
	Name:	John Davies
	Title:	Director
ALLIED HEALTHCARE INTERNATIONAL INC.
By:	/s/ Sandy Young
	Name:	Sandy Young
	Title:	Chief Executive Officer

7